UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 2, 2018

INTELLISENSE SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Nevada	333-188920	47-4257143
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14201 N. Hayden Road, Suite A-1, Scottsdale, AZ 85260

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code	(480) 659-6404

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2018, we appointed Oded Gilboa as our Chief Financial Officer.

Oded Gilboa, 45, is a licensed CPA in the United States and Israel. Mr. Gilboa has been the CFO of Canna Powder, Inc. (OTC Pink: CAPD) since January 2018. Prior to his appointment as CFO of Canna Powder, Inc., he served as the CFO of TechCare Corp. (OTCQB: TECR) from December 2013 to October 2016. Prior to his appointment as CFO of TechCare Corp., Mr. Gilboa served as TechCare’s finance and accounting consultant. Mr. Gilboa has over 16 years of experience in finance and public accounting, having served as a senior finance executive in the technology and biotech industries with responsibilities in corporate finance, accounting, strategic planning and operational and financial management. From 2010 through 2012, Mr. Gilboa served as the Revenue Accounting and Finance Manager of Mylan Specialty, a subsidiary of Mylan Inc. (NASDAQ: MYL), a global company focused on the development, manufacturing and marketing of prescription drug products. From 2007 through 2009, Mr. Gilboa was the Executive Director of Finance and U.S. Controller of Taro Pharmaceuticals (NASDAQ: TAROF), a global pharmaceutical company. From 1998 through 2007, Mr. Gilboa held various financial positions with IDT Corporation (NYSE: IDT), a world-wide provider of telecommunications and media services, where in his most recent role he served as director of Finance. Mr. Gilboa began his career in public accounting and auditing in both public and private companies and holds a B.A. in Economics and Accounting from Tel-Aviv University and an M.B.A. from Recanati Business School at Tel-Aviv University.

There have been no transactions, or currently proposed transactions, in which our company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which Mr. Gilboa or any member of his immediate family (including his spouse, parents, children, siblings and in-laws) had or will have a direct or indirect material interest.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLISENSE SOLUTIONS INC.

By:

/s/ Neil Reithinger

Neil Reithinger

President, Treasurer and Director

November 6, 2018

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